BAYBERRY CAPITAL, INC.

EXHIBIT 10.1

Mr. Arthur Viola

INFe-Human Resources, Inc..

67 Wall Street, 22nd Floor

New York, NY 10005

Dear Arthur:

Further to our recent discussions, this letter confirms our agreement for Bayberry Capital, Inc. (“Bayberry”) to provide certain financial advisory and consulting services to INFe-Human Resources, Inc. (“IFHR”) on the following terms and conditions:

1.   1 million warrants in the name of the President of Bayberry with a $.50 strike price and in the form attached hereto.  These warrants are or will be registered on Form S-8 within 30 days hereof.

2.  A monthly cash fee equal to the lesser of (a) $6,250 or (b) 1/36 of 1% of the cumulative acquired revenue where cumulative acquired revenue is the sum of the annual revenues for all companies introduced by Gilsor Technology Holdings, Inc. or its shareholders (collectively, “Gilsor”) to IFHR and acquired by IFHR where annual revenue is based on the last twelve months (“LTM”) operating performance of the acquired company preceding its acquisition by IFHR.  For instance, if a company with $10 million in LTM revenue is introduced by Gilsor, then the monthly fee would increase from its then current level by $2,777.78.

3.  Bayberry shall provide such financial advisory and/or consulting services as are mutually agreed upon by Bayberry and IFHR including advice regarding maximizing IFHR shareholder value, financial structuring, capital structure, mergers and acquisitions, executive search and retention and other services.  Bayberry shall provide such time as is reasonably necessary to assist IFHR with its needs but in no event shall Bayberry be obligated to provide more than 20 hours per month of consulting time in any calendar month.

 This Agreement shall have an initial term of two years and shall be automatically extended for three additional years to the extent that the monthly cash fee on April 1, 2009 is equal to or greater than $2,500.  If IFHR is acquired, this contract may be “bought out” for a termination fee of $25,000.  This Agreement may be terminated by mutual agreement of the parties.  This Agreement may be terminated by either party for cause.

Non-Solicitation/No-Pirating.  Consultant acknowledges the Company’s reliance on and expectation of Consultant’s continued commitment to performance of its duties and responsibilities during the term of this Agreement. In light of such reliance and expectation, during the term hereof and for one (1) year after termination of this Agreement Consultant shall not, directly or indirectly, do or suffer any of the following: (i) Solicit the employment of, assist in the soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee, consultant

BAYBERRY CAPITAL, INC.

or agent of the Company; or (ii) Induce any person who is a customer of the Company to terminate said relationship.

Nondisclosure; Return of Materials.  During the term of this Agreement with the Company and following termination of such Agreement, Consultant will not disclose (except as required by its duties to the Company), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Consultant becomes informed or aware during this Agreement, whether or not developed by Consultant. In the event of the termination of this Agreement or the expiration of this Agreement, Consultant will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to its Consulting with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

Consultant agrees to the remedy of injunctive relief for a violation of the Non-Solicitation/No-Pirating and Nondislosure; Return of Materials paragraphs of this Agreement.

Tax Liability.  The Consultant agrees as an independent contractor to be solely responsible for all taxes and other costs and expenses attributable to the compensation payable to and services provided by the Consultant hereunder, and has taken any and all action to comply with all applicable federal, state, and local laws, pertaining to the same.

Consent to Jurisdiction.  Consultant and the Company each irrevocably: (i) submits to the exclusive jurisdiction of the New York court(s) for the purpose of any proceedings arising out of this Agreement or any transaction contemplated by this Agreement; (ii) agrees not to commence such proceeding except in these courts; (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to a party’s address as provided herein shall be effective service of process for any such proceeding; and (iv) waives any objection to the laying of venue of any such proceeding in these courts.

This Agreement shall be governed by and construed according to the laws of the State of New York.

BAYBERRY CAPITAL, INC.

Please confirm your understanding of the above agreement by countersigning below and faxing to us.

We look forward to working with you.

Sincerely,

President

Bayberry Capital, Inc.

AGREED TO:

INFE-HUMAN RESOURCES, INC.

By:__________________________

Its:__________________________